INDEPENDENT AUDITORS' CONSENT


Sharps Elimination Technologies, Inc.
(formerly ASPi Europe, Inc.)
1624 Washington Street
Denver, CO 80203


     We hereby consent to the incorporation by reference in the Re-Offer Prospectus (Exhibit 99) and Plan Prospectus constituting parts of this Registration Statement on Form S-8 of our report dated April 5, 2002, relating to the consolidated financial statements of ASPi Europe, Inc. ("ASPi", now named Sharps Elimination Technologies, Inc.), appearing in ASPi's Annual Report on Form 10-K for the year ended December 31, 2001. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

     We also consent to the reference to us under the caption "Experts" in the Re-Offer Prospectus and Plan Prospectus.




BDO Seidman, LLP
Seattle, Washington
June 18, 2002